Exhibit 99

TI Reports 1Q03 Financial Results

•	TI Revenue Up 2% Sequentially and 20% from Year Ago
•	EPS Increases to $0.07
•	Semiconductor Revenue Up 2% Sequentially and 23% from Year Ago
•	TI Orders Up 10% Sequentially and 20% from Year Ago
•	2Q Revenue Expected to Increase About 7% Sequentially

Conference Call on TI Web Site at 3:30 p.m. Central Time Today

www.ti.com

Note: All results are reported in accordance with U.S. GAAP.

DALLAS (April 15, 2003) — Texas Instruments Incorporated (NYSE: TXN) today reported that first-quarter revenue increased 2 percent sequentially and 20 percent compared with the year-ago period due to growth in Semiconductor. Higher Semiconductor factory utilization and lower depreciation expense contributed to an increase in earnings.

Semiconductor revenue grew 2 percent sequentially due to higher shipments of digital signal processors (DSP) and Digital Light ProcessingTM (DLPTM) products. Compared with the year-ago quarter, Semiconductor revenue increased 23 percent due to growth in DSP, Analog and DLP products. DSP revenue grew 6 percent sequentially and 31 percent compared with the year-ago quarter. Analog revenue declined 4 percent sequentially and grew 15 percent compared with the year-ago quarter. Revenue from the wireless market was about even with the fourth quarter and increased 39 percent from the year-ago quarter.

Sensors & Controls revenue increased 5 percent sequentially and 11 percent compared with the year-ago quarter. Educational & Productivity Solutions (E&PS) revenue declined 2 percent sequentially and 10 percent compared with the year-ago period.

Gross profit of $862 million increased 12 percent sequentially and 41 percent compared with the year-ago quarter. Gross profit margin expanded to 39.3 percent of revenue, an increase of 3.5 percentage points sequentially and 5.9 percentage points compared with the year-ago quarter. Higher Semiconductor factory utilization levels and lower depreciation expense were responsible for the higher gross profit and margin.

Research and development (R&D) expense of $408 million was about even sequentially and increased 5 percent compared with the year-ago quarter due to increased product development activity in Semiconductor, especially for wireless products.

Selling, general and administrative (SG&A) expense of $301 million increased 4 percent sequentially and 13 percent from the year-ago period primarily due to higher sales and marketing expenses.

Operating profit of $153 million, or 7.0 percent of revenue, increased $86 million sequentially and $197 million compared with the year-ago quarter. The increase in operating profit was primarily due to gains in Semiconductor.

Other income (expense) net (OI&E) of $14 million includes interest income, investment gains (losses) and other items. OI&E in the first quarter increased sequentially and compared with the year-ago quarter. In the fourth quarter of 2002, the company recorded a $638 million non-cash write-down of its Micron Technology, Inc. common stock, which TI received in connection with the sale of its memory business unit to Micron in 1998. The write-down reduced fourth-quarter earnings per share (EPS) by $0.37. Interest expense of $13 million decreased on a sequential basis and compared with the year-ago quarter primarily due to the company’s lower debt level.

Net income in the quarter was $117 million, or $0.07 per share. The effective tax rate for the quarter was 24 percent. In line with the company’s outlook issued in the fourth-quarter earnings announcement, the first quarter’s results include $28 million of amortization of acquisition-

related costs and a $10 million charge associated with the redemption of $250 million in convertible notes. These notes were issued in February of 2000 by Burr-Brown Corporation, which was acquired by TI in August of 2000.

Orders of $2295 million in the first quarter increased 10 percent sequentially and 20 percent from the year-ago period. Semiconductor orders of $1914 million increased 9 percent sequentially and 24 percent from the year-ago period. Semiconductor book-to-bill rose to 1.03 compared with 0.96 in the previous quarter.

“TI’s semiconductor position strengthened in the first quarter as we introduced the world’s fastest DSP, the world’s first fully functional wireless digital baseband made with 90-nanometer process technology and the world’s first concept design for integrating three different wireless technologies - Wi-Fi, Bluetooth and 2.5G - in personal digital devices,” said Tom Engibous, TI chairman, president and CEO. “TI’s momentum was reflected in market share gains for 2002 in both DSP and Analog. We have noted before that revenue growth in our Semiconductor business would fall through to profit margins at a high rate, and we saw that in the first quarter. Semiconductor gross margin rose to 40 percent, and operating margin gained more than 300 basis points.”

Total cash (cash and cash equivalents plus short-term investments and long-term cash investments) of $4145 million was about even with the end of the prior quarter and increased by $696 million from the year-ago quarter. Cash flow from operations decreased to $196 million compared with $744 million in the prior quarter and $296 million in the year-ago quarter due to a tax refund in the year-ago quarter as well as an increase in the first quarter of 2003 in accounts receivable and inventory levels. Capital expenditures were $132 million in the first quarter, down from $236 million in the fourth quarter and up from $120 million in the year-ago quarter.

Accounts receivable of $1365 million increased sequentially by $148 million due to stronger end-of-quarter shipments in the first quarter compared with the fourth quarter. Accounts receivable increased from $1159 million in the year-ago quarter due to the higher revenue level. Days sales outstanding were 56 days at the end of the first quarter compared with 51 days in the prior quarter and 57 days in the year-ago quarter.

Inventory increased to $882 million, up $92 million sequentially and up $114 million compared with the year-ago quarter primarily because Semiconductor increased work-in-process inventory levels to support anticipated higher shipments in the second quarter. Days of inventory increased to 60 days at the end of the first quarter from 52 days at the end of the prior quarter and 57 days in the year-ago quarter.

Regarding the current market environment, Engibous said: “Semiconductor markets have improved significantly from the lows of 2001, but with the uncertainties of world economies we remain prudent in our planning, continuing to preserve both the technological and financial competitiveness of our various businesses with sustained levels of R&D investments and tight controls on costs. Throughout all of our business and support functions, we are working to make sure our costs are better than or on par with industry benchmarks. This will sometimes require difficult decisions that affect jobs.”

Outlook

For the second quarter of 2003, TI expects sequential revenue growth of about 7 percent. Inside that total, Semiconductor is expected to contribute about 4 percent sequential growth; Sensors & Controls is expected to be about even with first quarter; and E&PS is expected to seasonally increase about 100 percent.

TI expects operating profit margin in the second quarter to be about 7 percent and EPS to be about $0.08, plus or minus a few cents. This includes the restructuring charge and amortization expense described below.

TI will incur a restructuring charge of about $40 million in the second quarter that impacts EPS by about $0.02. This charge is primarily for the first phase of restructuring actions that ultimately will affect about 800 jobs through voluntary retirement and involuntary termination programs over the next two years primarily at the Attleboro, Mass., headquarters of the Sensors & Controls business. Sensors & Controls is moving certain production lines from Attleboro to other TI sites in order to be geographically closer to customers and their markets and to reduce manufacturing costs. This action is part of continuing work to preserve the strength and competitiveness of Sensors & Controls, which will maintain its worldwide headquarters in Attleboro and will, over time, add engineering and business development jobs at this site. To a lesser degree, the charge also includes the first phase of restructuring actions that ultimately will affect about 450 jobs in Semiconductor manufacturing operations in the U.S. and international locations, as those operations continue to become more productive with fewer people. The reduction of jobs in Sensors & Controls will occur through the end of 2004, and the reduction of jobs in Semiconductor will occur through the middle of 2004. Over this period of time, the company expects additional charges associated with these actions to total about $60 million and will distribute them over the quarters in which the jobs are eliminated. When complete, these restructuring actions are expected to result in about $80 million of annualized savings, of which $45 million will be in Semiconductor and $35 million will be in Sensors & Controls.

Amortization of acquisition-related costs is expected to be about $26 million in the second quarter.

For 2003, TI continues to expect: R&D to be about $1.7 billion; capital expenditures to be about $800 million; and depreciation to be about $1.4 billion. The effective tax rate is expected to be about 24 percent, unchanged from the company’s previous estimate.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statement of Operations

(In millions of dollars, except per-share amounts)

	For Three Months Ended
	Mar. 31 2003	Mar. 31 2002	Dec. 31 2002
Net revenue	$2192	$1827	$2146
Operating costs and expenses:
Cost of revenue	1330	1216	1378
Gross profit	862	611	768
Gross profit % of revenue	39.3%	33.4%	35.8%
Research and development (R&D)	408	388	412
R&D % of revenue	18.6%	21.3%	19.2%
Selling, general and administrative (SG&A)	301	267	289
SG&A % of revenue	13.7%	14.6%	13.5%

Total	2039	1871	2079

Profit (loss) from operations	153	(44)	67
Operating income (loss) % of revenue	7.0%	(2.4)%	3.1%
Other income (expense) net	14	11	(620)
Interest on loans	13	14	14

Income (loss) before income taxes	154	(47)	(567)
Provision (benefit) for income taxes	37	(9)	22

Net income (loss)*	$117	$(38)	$(589)

Diluted earnings (loss) per common share**	$.07	$(.02)	$(.34)

Basic earnings (loss) per common share	$.07	$(.02)	$(.34)

Cash dividends declared per share of common stock	$.021	$.021	$.021

* Net income for the first quarter of 2003 includes, in millions of dollars, a charge of $10 in other income (expense) net from the redemption of $250 million in convertible notes. Net income (loss) for the first quarter of 2002 includes, in millions of dollars, a charge of $17, of which $14 is for restructuring charges primarily related to the closing of the Semiconductor manufacturing facility in Merrimack, New Hampshire. Of the $14, $9 is for the acceleration of depreciation over the remaining service life of the facility, and $4 is for fixed asset write-downs for assets held for sale. Of the $17 charge, $16 is included in cost of revenue and $1 is in other income (expense) net. Net income (loss) for the fourth quarter of 2002 includes, in millions of dollars, a write-down due to an other-than-temporary reduction in value of $638 below basis in the company’s holdings in Micron Technology, Inc. (Micron) common stock acquired in connection with the sale of its memory business unit to Micron in 1998, and a charge of $17 for severance costs, of which $13 is associated with the reduction of 434 jobs, primarily in the manufacturing area, to align resources with market demand. Of the $17 charge, $11 is included in cost of revenue, $4 is in selling, general and administrative expense and $2 is in research and development expense.

Net income (loss) includes, in millions of dollars, acquisition-related amortization of $28 for all quarters presented.

** Diluted earnings (loss) per common share are based on average common and dilutive potential common shares outstanding (1753.4 million shares, 1734.4 million shares and 1731.6 million shares for the first quarter of 2003 and first and fourth quarters of 2002). For the first and fourth quarters of 2002, dilutive potential common shares outstanding have been excluded due to the net loss for the period.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheet

(In millions of dollars)

	Mar. 31 2003	Dec. 31 2002
Assets
Current assets:
Cash and cash equivalents	$1089	$949
Short-term investments	1847	2063
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $62 million at March 31, 2003, and $60 million at December 31, 2002	1365	1217
Inventories:
Raw materials	107	121
Work in process	546	478
Finished goods	229	191

Inventories	882	790

Deferred income taxes	560	545
Prepaid expenses and other current assets	379	562

Total current assets	6122	6126

Property, plant and equipment at cost	9438	9516
Less accumulated depreciation	(4862)	(4722)

Property, plant and equipment (net)	4576	4794

Long-term cash investments	1209	1130
Equity investments	717	808
Goodwill	638	638
Acquisition-related intangibles	171	185
Deferred income taxes	622	618
Other assets	340	380

Total assets	$14395	$14679

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion long-term debt	$168	$422
Accounts payable and accrued expenses	1170	1204
Income taxes payable	329	293
Accrued retirement and profit sharing contributions	11	15

Total current liabilities	1678	1934

Long-term debt	832	833
Accrued retirement costs	783	777
Deferred income taxes	98	129
Deferred credits and other liabilities	275	272

Stockholders’ equity:

Preferred stock, $25 par value. Authorized—10,000,000 shares. Participating cumulative preferred. None issued.	—	—
Common stock, $1 par value. Authorized—2,400,000,000 shares. Shares issued: March 31, 2003 – 1,740,467,816; December 31, 2002 – 1,740,364,197	1740	1740
Paid-in capital	1011	1042
Retained earnings	8564	8484
Less treasury common stock at cost: Shares: March 31, 2003 – 11,185,274; December 31, 2002 – 9,775,781	(228)	(229)
Accumulated other comprehensive income (loss)	(328)	(262)
Deferred compensation	(30)	(41)

Total stockholders’ equity	10729	10734

Total liabilities and stockholders’ equity	$14395	$14679

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Statement of Cash Flows

(In millions of dollars)

	For Three Months Ended
	Mar. 31 2003	Mar. 31 2002	Dec. 31 2002
Cash flows from operating activities:
Net income (loss)	$117	$(38)	$(589)
Depreciation	346	397	397
Amortization of acquisition-related costs	28	28	28
Write-downs of equity investments	12	20	683
Deferred income taxes	(13)	17	105
(Increase) decrease in working capital (excluding cash and cash equivalents, short-term investments, deferred income taxes, and loans payable and current portion long-term debt):
Accounts receivable	(160)	(82)	209
Inventories	(92)	(17)	33
Prepaid expenses and other current assets	(70)	100	(14)
Accounts payable and accrued expenses	(35)	(101)	(136)
Income taxes payable	38	(38)	93
Accrued retirement and profit sharing contributions	(9)	9	9
Increase in noncurrent accrued retirement costs	4	2	5
Other	30	(1)	(79)

Net cash provided by operating activities	196	296	744

Cash flows from investing activities:
Additions to property, plant and equipment	(132)	(120)	(236)
Purchases of short-term investments	(493)	(318)	(314)
Sales and maturities of short-term investments	1131	638	272
Purchases of long-term cash investments	(560)	(563)	(447)
Sales of long-term cash investments	67	21	—
Purchases of equity investments	(10)	(12)	—
Sales of equity investments	—	30	14

Net cash provided by (used in) investing activities	3	(324)	(711)

Cash flows from financing activities:
Additions to loans payable	—	9	—
Payments on loans payable	(5)	(1)	—
Payments on long-term debt	(256)	—	(3)
Dividends paid on common stock	(37)	(37)	(36)
Sales and other common stock transactions	16	24	52
Common stock repurchase program	(48)	(84)	(72)
Decrease in current assets for restricted cash	261	—	—

Net cash used in financing activities	(69)	(89)	(59)
Effect of exchange rate changes on cash	10	(1)	11

Net increase (decrease) in cash and cash equivalents	140	(118)	(15)
Cash and cash equivalents at beginning of period	949	431	964

Cash and cash equivalents at end of period	$1089	$313	$949

Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended
	Mar. 31 2003	Mar. 31 2002	Dec. 31 2002
Semiconductor
Trade	$1863	$1514	$1829
Intersegment	4	4	2

	1867	1518	1831

Sensors & Controls
Trade	252	228	239
Intersegment	1	1	1

	253	229	240

Educational & Productivity Solutions
Trade	77	85	78

Corporate activities	(5)	(5)	(3)

Total net revenue	$2192	$1827	$2146

Business Segment Profit (Loss)

(In millions of dollars)

	For Three Months Ended
	Mar. 31 2003	Mar. 31 2002	Dec. 31 2002
Semiconductor	$147	$(27)	$81
Sensors & Controls	61	49	58
Educational & Productivity Solutions	15	19	14
Corporate activities	(42)	(41)	(41)
Charges/gains, and acquisition-related amortization, net of applicable profit sharing	(38)	(45)	(683)
Interest on loans/other income (expense) net, excluding a first-quarter 2003 charge of $10, a first-quarter 2002 charge of $1 and a fourth-quarter 2002 charge of $638, included above in charges/gains and acquisition-related amortization	11	(2)	4

Income (loss) before income taxes	$154	$(47)	$(567)

Semiconductor

•	Semiconductor revenue in the first quarter was $1867 million, up 2 percent sequentially due to higher shipments of DSP and DLP products, and up 23 percent from the year-ago quarter due to increased shipments of DSP, Analog and DLP products.

•	Gross profit for the first quarter was $748 million, or 40.0 percent of revenue, compared with $666 million in the previous quarter due to higher Semiconductor factory utilization levels and lower depreciation expense. The sequential gain also benefited from continued yield improvements in 130-nanometer (nm) manufacturing processes. First-quarter gross profit was up from $522 million in the year-ago quarter due to higher revenue, higher Semiconductor factory utilization levels and lower depreciation expense.

•	Semiconductor operating profit for the first quarter was $147 million, or 7.9 percent of revenue, up from $81 million in the prior quarter and an operating loss of $27 million in the year-ago quarter due to higher gross profit.

•	Analog revenue decreased 4 percent sequentially primarily due to lower shipments to wireless OEM (original equipment manufacturers) customers, and grew 15 percent from the year-ago quarter primarily due to increased shipments of high-performance analog products.

•	DSP revenue increased 6 percent sequentially and 31 percent from the year-ago quarter primarily due to increased shipments of 2.5G digital baseband products for the wireless market. Products for 2.5G wireless communications carry a price premium relative to 2G products.

•	TI’s remaining Semiconductor revenue increased 8 percent sequentially due to DLP product revenue growth in excess of 25 percent, as well as growth in microcontrollers, royalties, RISC microprocessors and ASIC. Compared with the year-ago quarter, this revenue increased 26 percent as DLP product revenue more than doubled, and revenue from RISC microprocessors, royalties and standard logic products expanded at rates over 20 percent.

•	TI’s Semiconductor revenue in key markets was as follows:

•	Wireless revenue was about even with the fourth quarter and increased 39 percent compared with the year-ago quarter.

•	Revenue from TI’s catalog products, composed of high-performance analog and catalog DSP, was even sequentially and increased 29 percent from the year-ago quarter.

•	Broadband communications revenue, which includes DSL and cable modems, voice over packet (VoP) and wireless local area networks (WLANs), declined 2 percent sequentially and increased 47 percent from the year-ago quarter.

•	Semiconductor orders were $1914 million, up 9 percent sequentially due to strength across a breadth of product lines. Orders were up 24 percent compared with the year-ago quarter due to strength across a breadth of product lines, especially DSP.

1Q Highlights

•	TI announced three new DSPs with record-breaking performance of 720 MHz, exceeding its own current record of 600 MHz. The new DSPs boost multi-channel density, enhance multi-function flexibility and increase bandwidth for higher performance digital video, imaging and communications infrastructure applications. The new DSPs include one megabyte of on-chip high-speed memory and high-performance peripherals that accelerate applications and processing of real-time data.

•	TI delivered a fully functional wireless digital baseband made in its next-generation 90-nm process. This new process reduces power consumption, size and manufacturing costs relative to the previous manufacturing process. TI is one of the first semiconductor companies to deliver working 90-nm products.

•	TI announced the industry’s first PDA concept design that integrates WLAN, BluetoothTM and GSM/GPRS technologies. The design enables simultaneous phone calls, web browsing, mobile commerce, integrated DSP-accelerated multimedia applications and Bluetooth-enabled capabilities such as printing and headset listening.

•	TI announced five new OMAPTM processors with on-chip security. The new processors increase the performance of advanced wireless applications such as graphics, multimedia content and JavaTM as much as 8x while reducing standby current as much as 10x in wireless handsets and PDAs. The new application processors allow mobile device manufacturers to design smaller, more secure and more economical devices with longer battery life and faster multimedia applications.

•	TI has cumulatively shipped more than 20 million DSL ports to more than 180 customers throughout Asia, the Americas and Europe. With products deployed in more than 45 countries by more than 100 service providers, TI is the leading technology provider for ADSL in Europe, is the top central office chipset provider in China and provides DSL technology for the top two manufacturers in North America for customer premises equipment.

Sensors & Controls

•	Sensors & Controls revenue was $253 million in the first quarter, up 5 percent sequentially due to strength in the controls market, and 11 percent compared with the year-ago quarter primarily due to higher shipments of automotive sensors.

•	Gross profit was $90 million, or 35.7 percent of revenue, up from $88 million in the prior quarter and $74 million in the year-ago quarter due to greater manufacturing efficiencies and higher revenue.

•	Operating profit was $61 million, or 24.0 percent of revenue, up from $58 million in the prior quarter and $49 million in the year-ago quarter due to higher gross profit.

Educational & Productivity Solutions (E&PS)

•	E&PS revenue was $77 million in the first quarter, down 2 percent sequentially and 10 percent from the year-ago quarter due to excess channel inventory that resulted from weaker-than-expected retail sales.

•	Gross profit was $38 million, or 49.5 percent of revenue, about even with the prior quarter and down 9 percent from the year-ago quarter due to lower revenue.

•	Operating profit was $15 million, or 19.0 percent of revenue, up from $14 million in the previous quarter and down from $19 million in the year-ago quarter due to lower gross profit.

Additional Financial Information

•	Depreciation was $346 million in the first quarter, compared with $397 million in the prior quarter and $397 million in the year-ago quarter.

•	At the end of the first quarter, the debt-to-total-capital ratio was 0.09, down from 0.10 at the end of 2002.

# # #

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: This report includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, such statements in this report that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the company or its management:

•    Market demand for semiconductors, particularly for digital signal processors and analog chips in key markets, such as telecommunications and computers;

•    TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•    TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•    TI’s ability to compete in products and prices in an intensely competitive industry;

•    TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•    Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•    Timely completion and successful integration of announced acquisitions;

•    Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•    Losses or curtailments of purchases from key customers or the timing of customer inventory adjustments;

•    Availability of raw materials and critical manufacturing equipment;

•    TI’s ability to recruit and retain skilled personnel;

•    Fluctuations in the market value of TI’s investments and in interest rates; and

•    Timely implementation of new manufacturing technologies and installation of manufacturing equipment.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the company’s most recent Form 10-K. The forward-looking statements included in this report are made only as of the date of publication, and the company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and Analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:

Digital Light Processing

DLP

OMAP

Other trademarks are the property of their respective owners.